                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made and entered into on the 9th day of February, 1998, by and among Palm Harbor Homes, Inc., a Florida corporation ("Purchaser"), Cannon Manufactured Housing Group, Inc. ("Housing Group"), Cannon Mobile Homes, Inc. ("Mobile Homes"), Pleasant Valley Mobile Homes, Inc. ("PV Mobile Homes"), Countryside Mobile Homes, Inc. ("CMH"), Cumberland Homes, Inc. ("Cumberland"), All Star Mobile Homes, Inc. ("All Star"), First Home Mortgage Corporation ("First Home," and together with Housing Group, Mobile Homes, PV Mobile Homes, CMH, Cumberland and All Star shall be referred to herein collectively as the "Cannon Companies"), Thomas G. Cannon ("T. Cannon"), Dale F. Cannon ("D. Cannon"), Jack H. Coffey
("Coffey"), John G. Blake ("Blake"), Todd R. Cannon ("T.R. Cannon"), and the Estate of Grover R. Cannon (the "Estate," and together with T. Cannon, D. Cannon, Coffey, Blake and T.R. Cannon shall be referred to herein collectively as the "Selling Shareholders").

         a. The Cannon Companies are in the business of retail sales and financing of the purchase of manufactured homes (the "Business").

         b. The Selling Shareholders own in the aggregate 100% of the issued and outstanding shares of the common stock of the Cannon Companies (the "Common Stock")

         c. Upon the terms and subject to the conditions of this Agreement, the Selling Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Shareholders, all of the issued and outstanding Common Stock of the Cannon Companies.

         In consideration of the mutual covenants, agreements, warranties and representations made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                            ARTICLE I.  DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

         "Affiliate" shall mean as to any party, an individual or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified party.

         "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" shall mean this Agreement, including the Recitals and all Schedules and Exhibits hereto, as this Agreement may be from time to time amended, modified or supplemented.

         "Balance Sheet" shall have the meaning assigned to it in Section
3.6(b).

         "Business" shall have the meaning assigned to it in the Recitals to this Agreement.

         "Cash" shall have the meaning assigned to it in Section 2.2.

         "Closing" means the closing of the purchase and sale of the Purchase Shares, which shall occur on the Closing Date.

         "Closing Date" shall have the meaning assigned to it in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Damages" shall have the meaning assigned to it in Section 9.1.

         "Environmental Claim" means any claim, demand, action, cause of action, suit, loss, cost, including, but not limited to, attorneys' fees, diminution in value, experts' fees, damage, punitive damage, fine, penalty, expense, liability, strict liability, criminal liability, judgment, governmental or private investigation, testing, notification of status of being potentially responsible for clean-up of any facility, or for being in violation or in potential violation of any Requirement of Environmental Law relating to Remediation or compliance with Requirements of Environmental Laws, proceeding, Lien, personal injury or death of any person, or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover costs or Damages related to, or seeks to impose liability regarding the Cannon Companies or operations conducted by the Cannon Companies for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, remediation, removal or clean-up of the air, surface water, ground water, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release, threatened release, manufacture, processing, distribution in commerce, use, treatment, storage, disposal or Remediation of Materials of Environmental Concern other than in compliance with Environmental Laws; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern;
(x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal) owned or leased by the Cannon Companies; (xi) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law. The term,





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"Environmental Claim" also includes, without limitation, any Damages, costs or expenses incurred in testing for the likelihood of Remediation or breach or violation of any Requirements of Environmental Laws, monitoring or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law, or upon any event, occurrence or condition as a consequence of which, pursuant to any Requirements of Environmental Law, the assets of the Cannon Companies shall be subject to any restriction on use after Closing.

         "Environmental Laws" means any and all laws, rules, regulations, ordinances, orders or guidance documents now or hereafter in effect of any applicable federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decision relating thereto that relate in any manner to health, worker protection, the environment, or a community's right to know.

         "Indemnified Parties" shall have the meaning assigned to it in Section 9.1.

         "Indemnifying Party" shall have the meaning assigned to it in Section 9.1.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any Tax liens, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

         "Material Adverse Effect" shall mean any event, occurrence, change in facts, conditions or other change or effect materially adverse to the business, operations, results of operations or conditions (financial or otherwise) of the Cannon Companies taken as a whole.

         "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is: (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become (prior to the Closing Date) classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.

         "Noncompetition Term" shall have the meaning assigned to it in Section 6.3.





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         "Permits" shall mean any permit, registration, notice, notice with intent, permit by rule, or other authorization which is necessary for the Business and/or the Cannon Companies to be in compliance with Requirements of Environmental Laws.

         "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

         "Purchase Price" shall have the meaning assigned to it in Section 2.2.

         "Purchaser" shall mean Palm Harbor Homes, Inc., a Florida corporation.

         "Purchase Shares" shall have the meaning assigned to it in Section
2.1.

         "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at the business of the Cannon Companies or any public domain affected by the business of the Cannon Companies.

         "Requirement(s) of Environmental Law(s)" means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Cannon Companies and/or the business of the Cannon Companies.

         "Selling Shareholders" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

         "Stock" shall have the meaning assigned to it in Section 2.2.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.





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                    ARTICLE II.  PURCHASE AND SALE OF STOCK

         2.1 TRANSFER OF STOCK. On the terms and subject to the conditions set forth in this Agreement and based upon the representations, warranties, covenants and agreements contained herein, the Selling Shareholders agree to sell, convey, assign, transfer, deliver and set over to Purchaser or its designated Affiliate, and Purchaser agrees to purchase, accept and acquire from the Selling Shareholders, all of the issued and outstanding Common Stock of the Cannon Companies (the "Purchase Shares").

         2.2 TRANSFER OF STOCK AND REBATES. (a) In consideration for the Purchase Shares, Purchaser shall pay to the Selling Shareholders on February 27, 1998 or such later date which is three business days after Purchaser completes its due diligence investigation of the Cannon Companies and all of the conditions precedent in Article VII are satisfied, which date shall not be later than March 8, 1998 (such date shall be referred to herein as the "Closing Date"), in the aggregate, the sum of $26,757,215 cash ("Cash") and 157,975 shares of Purchaser's Common Stock (Stock") (the Cash and the Stock shall be referred to herein collectively as the "Purchase Price"). The Purchase Price shall be divided among the Selling Shareholders as set forth in Schedule 2.2.

         2.3     THE CLOSING.      The Closing shall occur at the offices of
Purchaser, 15303 Dallas Parkway, Suite 800, Dallas, Texas 75248, or at such other location as the parties may mutually agree, on the Closing Date. At the Closing, Purchaser shall pay the Selling Shareholders the Cash via wire transfer. As used herein, the actual date of Closing is herein sometimes called the "Closing Date."

         2.4     OBLIGATIONS AT CLOSING.  At the Closing:

         (a)     The Selling Shareholders shall deliver to Purchaser:

                 (i) certificates representing all of the Purchase Shares, duly endorsed (or accompanied by appropriate stock powers duly endorsed) in blank by the registered holder thereof for transfer, together with such supporting documents, endorsements, assignments, affidavits and other necessary instruments of sale and transfer as are necessary to permit Purchaser to acquire the Purchase Shares free of any adverse claims;

                 (ii) the stock books, stock ledgers, minute books and corporate seal of each of the Cannon Companies;

                 (iii) resignations tendered by the Directors of the Cannon Companies, effective as of the Closing Date;

                 (iv) copies of all consents (including consents to lease assignments), approvals, authorizations or other requirements which must be obtained or satisfied for the consummation of the transactions contemplated by this Agreement;

                 (v) leases relating to all of the Cannon Companies' retail sales center locations;





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                 (vi)      schedules updated through the Closing Date;

                 (vii)     the certificate required to be delivered pursuant to
                           Section 7.7;

                 (viii) waivers of each of the Selling Shareholders or evidence of termination of any rights each Selling Shareholder may have under any shareholder agreements with any of the Cannon Companies; and

                 (ix) executed amendments to the Employment Agreements of Messrs. Helm and Fields reasonably acceptable to Purchaser.

         (b) The Purchaser shall deliver to the Selling Shareholders the Cash and Stock, the certificate required to be delivered pursuant to Section 8.5, and the agreements regarding share purchases with certain employees designated by Purchaser and T. Cannon.

                ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF
                            THE SELLING SHAREHOLDERS

         The Selling Shareholders severally represent and warrant to Purchaser solely with respect to the Cannon Company in which such Selling shareholder owns shares, as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Each of the Cannon Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite authority and power (corporate and other), licenses, registrations, authorizations, permits, consents, notices of intent, and approvals to carry on its business as presently conducted, to own, hold and operate its properties and assets, and to enter into this Agreement. The Cannon Companies have no subsidiaries, branches or offices other than those listed on Schedule 3.1 hereto. None of the Cannon Companies has an interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity. Except as set forth on Schedule 3.1, the Business carried on by the Cannon Companies has not been conducted through any other direct or indirect subsidiary or Affiliate of the Cannon Companies or any shareholder.

         3.2 CAPITAL STOCK. The authorized capital stock of each of the Cannon Companies is as follows:

                 Housing Group -           100,000 shares
                 Mobile Homes -            100,000 shares
                 PV Mobile Homes -         100,000 shares
                 CMH -                     100,000 shares
                 Cumberland -              100,000 shares
                 All Star -                100,000 shares
                 First Home -              100,000 shares

, all of which the following number of shares shall be issued and outstanding, fully-paid and non-assessable at and immediately prior to the Closing:





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

                 Housing Group -           10,000 shares
                 Mobile Homes -            10,000 shares
                 PV Mobile Homes -         10,000 shares
                 Cumberland -              20,000 shares
                 CMH -                     10,000 shares
                 All Star -                27,500 shares
                 First Home -               4,000 shares

No shares of preferred stock or any other security will be issued and outstanding at and immediately prior to the Closing. Except as set forth on
Schedule 3.2, there are no outstanding options, warrants or other agreements of any nature whatsoever relating to the issuance of any shares of capital stock or any other security of any of the Cannon Companies, all of which shall be waived or terminated on or prior to the Closing Date.

         3.3 ARTICLES AND BYLAWS. The copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of each of the Cannon Companies, which have heretofore been delivered to Purchaser, are complete and correct as of the date hereof.

         3.4 CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provisions of any agreement or violate or conflict with any other obligation of any kind or character to which each of the Cannon Companies or the Selling Shareholders are a party or by which any of them is bound. The Selling Shareholders have the unqualified right to sell, assign and deliver the Purchase Shares to Purchaser, and the unqualified right upon consummation of the transaction contemplated by this Agreement, to transfer to Purchaser good and valid title to the Purchase Shares, free and clear of all Liens or options of whatsoever nature.

         3.5 PRIOR COVENANTS; CHANGES IN CIRCUMSTANCES. Except as disclosed on Schedule 3.5 hereto, none of the Cannon Companies has since January 1, 1998:

         (a) except in the ordinary course of business, purchased or sold any assets, incurred any indebtedness, made any capital expenditures, changed any loan or lease arrangements, or made other payments or commitments;

         (b) merged or consolidated with another entity, invested in or otherwise purchased the business or assets of another business, or sold substantially all of its assets or negotiated or entered into any agreement concerning the foregoing;

         (c) made loans to any of the Selling Shareholders, employees or other persons, or increased the compensation of any officer or director;

         (d) made bonus distributions or other distributions except in accordance with past practice to any officer or director of any of the Selling Shareholders; or





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
         (e) paid dividends or other distributions on its stock, repurchased its stock, issued additional shares of capital stock or otherwise changed its capital structure.

         3.6     FINANCIAL STATEMENTS.     (a)     The Cannon Companies have
delivered to Purchaser unaudited compiled (as to 1995 and 1996) financial statements of each of the Cannon Companies and combined unaudited financial statements for all of the Cannon Companies (containing balance sheets and related statements of income, shareholders' equity and cash flows, and accompanying notes) for each of the years ended December 31, 1995, December 31, 1996 and December 31, 1997 (or, with respect to any of the Cannon Companies that do not have a December 31 year end, financial statements for each of their last three fiscal years). Such financial statements fairly present the financial position of the Cannon Companies and the results of their operations and their cash flows for the year then ended and were prepared on a comprehensive basis.

         (b) The Cannon Companies have delivered to Purchaser unaudited financial statements of each of the Cannon Companies and unaudited combined financial statements for all of the Cannon Companies, each containing a balance sheet as of December 31, 1997, and related statements of income, shareholders' equity and cash flows and accompanying notes (if any) for the period then ended. Such financial statements fairly present the financial position of the Cannon Companies as of December 31, 1997, and the result of its operations for the period then ended, were prepared on a comprehensive basis (subject to normal year-end adjustments and any other adjustments described therein) and include no material misstatements or omissions. The December 31, 1997 individual and combined balance sheets are collectively referred to herein as the "Balance Sheet."

         3.7     TAX MATTERS.       (a)    Each of the Cannon Companies has
filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each of the Cannon Companies (whether or not shown on any Tax Return) have been paid or accrued. None of the Cannon Companies is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge and belief of the Selling Shareholders, no claim has ever been made by an authority in any jurisdiction where any of the Cannon Companies does not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of the Cannon Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Each of the Cannon Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) No shareholder or director or officer (or employee responsible for Tax matters) of any of the Cannon Companies expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Cannon Companies either (i) claimed or raised by any authority in writing or (ii) as to which any of the shareholders or the directors or officers (or employees responsible for Tax matters) of any of the Cannon Companies has knowledge based upon personal contact with any agent of such authority. Schedule 3.7 hereto lists all federal, state, local and foreign income Tax Returns filed with respect to each of the Cannon Companies for taxable periods ended on or after January 1, 1992





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
which have been audited, and indicates those Tax Returns that currently are the subject of audit. The Selling Shareholders have delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each of the Cannon Companies since January 1, 1992.

         (d) None of the Cannon Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

         (e) None of the Cannon Companies has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Cannon Companies has made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code. None of the Cannon Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Cannon Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Cannon Companies is a party to any Tax allocation or sharing agreement. None of the Cannon Companies (i) is currently a member of an Affiliated Group filing a consolidated federal income Tax Return at any time and (ii) has incurred any Liability for the Taxes of any other Person, as a transferee or successor, by contract, or otherwise.

         3.8 LIABILITIES. Except as and to the extent reflected or reserved against in the Balance Sheet or in any of the Schedules attached hereto, and except for contracts, commitments and liabilities incurred in the ordinary course of business and not required to be disclosed in any Schedule hereto, each of the Cannon Companies, as of the date of such Balance Sheet, had no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, liabilities for Taxes in respect of or measured by the income of such Cannon Companies through January 31, 1998 and liabilities for Taxes (including sales taxes) arising out of any transaction of such Cannon Company entered into on or before such date or out of any set of facts existing on or before such date.

         3.9 ASSETS OF COMPANY; GOOD TITLE. Each of the Cannon Companies has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, including, without limitation, the properties and assets reflected in the Balance Sheet. Except as disclosed on
Schedule 3.9 hereto, such properties and assets (as well as any other properties and assets used in the Business) are subject to no Lien, except for Liens for current Taxes not yet due, and minor imperfections of title and encumbrances, if any, which are not in the aggregate substantial in amount, do not materially detract from the value of the property subject thereto or materially impair the operations of any of the Cannon Companies, and have arisen only in the ordinary course of business and are consistent with past practice.

         3.10 LEASES. Schedule 3.10 hereto identifies all leases pursuant to which each of the Cannon Companies leases or intends to lease real or personal property. All such leases are valid and in full force and effect.

         3.11 ACCOUNTS AND NOTES RECEIVABLE. Schedule 3.11 hereto contains a true and correct listing by customer of the accounts and notes receivable of each of the Cannon Companies as of the Balance Sheet date, and any reserve for uncollectible accounts and notes receivable as included on the Balance Sheet has been calculated on a basis consistent with the financial statements (subject to normal year-end adjustments and any other adjustments described therein) delivered to Purchaser pursuant to Section 3.6. The accounts and notes receivable on Schedule 3.11 hereto are current and collectable, and, except in the ordinary course of business, there are no counterclaims or set-offs as against accounts and notes receivable currently outstanding.

         3.12 INVENTORY. Schedule 3.12 hereto contains a complete listing of inventory of each of the Cannon Companies as of January 31, 1998.

         3.13 INTELLECTUAL PROPERTY. There are no patents, patent applications, trademarks, trade names, copyrights or licenses presently owned or held by any of the Cannon Companies or under which any of the Cannon Companies holds any license, except as set forth on Schedule 3.13 hereto.

         3.14 INSURANCE. The policies of fire, liability, and other forms of insurance described on Schedule 3.14 hereto are in effect with respect to each of the Cannon Companies and to the knowledge and belief of the Selling Shareholders, are valid, outstanding and enforceable policies. The amount of coverage for each policy has been at least equal to the amount required by contracts entered into by each of the Cannon Companies; and such policies or comparable policies will by their terms (absent cancellation after the Closing) remain in full force and effect for at least 30 days after the Closing.

         3.15 BANK ACCOUNTS. Schedule 3.15 hereto sets forth the names and locations of all banks in which each of the Cannon Companies has accounts, the applicable account numbers and the names of all persons authorized to draw thereon.

         3.16 CONTRACTS. Except as set forth on Schedule 3.16 hereto or in this Agreement and the schedules hereto:

         (a) none of the Cannon Companies has contracts or commitments which are material to the business, operations or financial condition of the Cannon Companies;

         (b) the Selling Shareholders do not have any information indicating that any of the Cannon Companies has any outstanding contracts, bids or sales or service proposals quoting prices which in the aggregate will not result in a reasonable profit to any of the Cannon Companies;

         (c) none of the Cannon Companies has outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium; or

         (d) except in the ordinary course of business, neither the Cannon Companies nor the Selling Shareholders has knowledge or has received any notice that any of the Cannon Companies is in default under any contracts made or obligations owed by it, and neither the Cannon Companies nor the Selling Shareholders has received any information that there is any basis for any valid claim of default.

         3.17 INDEBTEDNESS. Except with respect to indebtedness incurred in the ordinary course of business, Schedule 3.17 hereto describes all indebtedness of the Cannon Companies (including description of the amount, term, payment obligations, interest rate and payee) and none of the agreements relating thereto allow modification of such terms by the lender as a result of the Closing.

         3.18 LITIGATION. Except as listed on Schedule 3.18, there are no actions, proceedings, or investigations pending, or to the best knowledge of the Selling Shareholders threatened against or involving any of the Cannon Companies, nor to the best knowledge of the Selling Shareholders is there any basis for any such action, proceeding or investigation that may adversely affect the business or assets of any of the Cannon Companies.

         3.19 POWER OF ATTORNEY. None of the Cannon Companies has given an irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever.

         3.20 RESTRICTIONS ON BUSINESS. None of the Cannon Companies is restricted by agreement from carrying on its Business anywhere in the United States.

         3.21 EMPLOYEES AND EMPLOYEE RELATIONS. Schedule 3.21 hereto contains the commission schedule for non- salaried employees, and a complete list of the names and current annual cash compensation and other material benefits of each salaried employee of the Cannon Companies and any employment contracts, confidentiality agreements or non-compete agreements to which any of the Cannon Companies is a party. Schedule 3.21 also contains a description of each of the Cannon Companies' employee benefit plans. Except as disclosed on
Schedule 3.21 hereto, with respect to employees of the Cannon Companies, (i) the Cannon Companies are in compliance with all applicable laws respecting employment and employment practices, term and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice charge or complaint against the Cannon Companies pending or, to the best knowledge of the Selling Shareholders, threatened against the Cannon Companies; and (iii) (A) no charges with respect to or relating to the Cannon Companies are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and (B) none of the Cannon Companies has received a notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Cannon Companies and no such investigation is in progress. None of the Cannon Companies has terminated employee benefit plans, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         3.22 COMPENSATION. All compensation owed by the Cannon Companies to directors or employees has been paid, or will be paid prior to Closing, except for routine payroll for the pay period which includes the date of Closing, and other accrued employee benefits such as accrued vacation pay, accrued sick pay, accrued profit sharing plan payments and other obligations for employee benefits incurred in the ordinary course of business. Except as set forth on Schedule 3.22, no bonuses, awards or incentive compensation payments are now owed to any director or employee by the Cannon Companies, nor shall any bonuses, awards or incentive compensation payments be owed by the Cannon Companies to any director or employee as of the time of Closing. Since January 1, 1998, there has been no increase in the compensation of any officer, director or employee of the Cannon Companies.

         3.23 UNFILLED ORDERS. Set forth on Schedule 3.23 hereto is a complete and accurate description of all unfilled orders, including the customer identification, price of order and expected delivery date, as of January 31, 1998.

         3.24 REGULATORY COMPLIANCE. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of any rule, regulation, order, judgment or decree of any court or of any local government. To the best knowledge of the Selling Shareholders, each of the Cannon Companies and its officers are and have been in material compliance with all laws, ordinances, regulations, orders, licenses, franchises and permits applicable to it, its properties and assets, and to the operation of its Business, including, but not limited to such laws and regulations relating to protection of the public health or environment, waste disposal, hazardous substances or wastes and occupational health and safety. None of the Cannon Companies has received notification that it or the owners of the real estate and buildings are in violation of any applicable building, zoning or other law, ordinance or regulation in respect of its plans or structures and the Selling Shareholders do not believe that any such violation exists.

         3.25 ENVIRONMENTAL. Without in any manner limiting any other representations and warranties set forth in this Agreement, except as expressly limited to the best knowledge of the Selling Shareholders and except as set forth in the reports listed on Schedule 3.25 (all of which will be supplied to Purchaser prior to Closing).

         (a) Neither the Cannon Companies, nor any of the assets of the Cannon Companies or their use is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws in connection with the ownership, use, maintenance or operation of, or conduct of the business of the Cannon Companies or any of their assets.

         (b)     Without in any manner limiting the generality of (a) above:

                 (i) To the knowledge of the Selling Shareholders, except in compliance with Environmental Laws (including, without limitation, the obtaining of necessary Permits), no Materials of Environmental Concern have been used, generated, manufactured, stored or treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any property on which any of the Cannon Companies has conducted business or transported to or from any of the Cannon Companies' places of business, and no materials of Environmental Concern have been generated, stored or treated or disposed of, or in any way released (and no release is threatened), on, under, about or from any property adjacent to any of the Cannon Companies' places of business;

                 (ii) None of the Cannon Companies is now, as a result of the operation or condition of the Business or its assets prior to or at Closing, subject to any (i) (to the knowledge of the Selling Shareholders) contingent Liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off property of any of the Cannon Companies;
                 (ii) reclamation or Remediation requirements under Environmental Laws, or any reporting requirements related thereto; or (iii) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

                 (iii) There are no Environmental Claims existing, pending or, to the knowledge of the Selling Shareholders, threatened against any of the Cannon Companies, the Selling Shareholders, any property on which the Cannon Companies has conducted business and there is no basis for same;

                 (iv) The Cannon Companies have all Permits to comply with Requirements of Environmental Laws governing the Cannon Companies and/or the Business, the Cannon Companies have all environmental and pollution control equipment necessary for compliance with all Environmental Laws (including, without limitation, all applicable Permits) and operation of the Business as it is presently conducted, and is hereunder transferring to Purchaser, all environmental and pollution control equipment necessary for compliance with all Environmental Laws and operation of the Business as it is presently conducted;

                 (v) To the knowledge of the Selling Shareholders, there are no storage tanks or solid waste management units located on or under any property on which the Cannon Companies have conducted business, and there are no Materials of Environmental Concern on the property of any of the Cannon Companies in an amount exceeding background levels for such geographic area or which would require reporting to any governmental authority or Remediation to comply with Requirements of Environmental Laws;

                 (vi) To the knowledge of the Selling Shareholders, none of the off-site locations where Materials of Environmental Concern generated from the Business or from any of the assets of the Cannon Companies or for which the Cannon Companies have arranged for their disposal have been stored, treated, recycled, disposed of or released has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws or is otherwise not in compliance with Requirements of Environmental Laws;

                 (vii) None of the Cannon Companies has been named as a potentially responsible party under, and the Business has not been nominated or identified as a facility which is subject to an existing or potential claim under, CERCLA or comparable federal or state Environmental Laws, and the Business is not subject to any Lien arising under Environmental Laws;

                 (viii) None of the Cannon Companies has received notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance, operation of, the Business, its assets, or any property on which the Cannon Companies has conducted business, nor is there any basis for any of the foregoing, nor has any of the Cannon Companies voluntarily undertaken Remediation or other cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

                 (ix) To the knowledge of the Selling Shareholders, none of the Cannon Companies is aware of any Requirement of Environmental Laws that will require future compliance cost on the part of the Cannon Companies or Purchaser in excess of $5,000;

                 (x) To the knowledge of the Selling Shareholders, there are no present or past events, facts, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Cannon Companies with Requirements of Environmental Laws or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Cannon Companies, the Selling Shareholders or Purchaser; or

                 (xi) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Cannon Companies have agreed to, assumed or retained, by contract or otherwise.

         3.26 NO BROKERS OR FINDERS. No person or entity has or will have, as a result of the transactions contemplated herein, any right or valid claim against Purchaser or the Cannon Companies for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

         3.27 INTERESTED PARTIES. Except as set forth on Schedule 3.27 hereto, no Selling Shareholder or his Affiliate (i) has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the Business or (ii) provides a service or products to any of the Cannon Companies other than in his capacity as an employee of any of the Cannon Companies.

         3.28 THIRD-PARTY DEBT; GUARANTEES. As of the time of Closing, there will not be in effect any agreement pursuant to which any of the Cannon Companies has guaranteed the debt or any other obligation of any third party, or any of the Selling Shareholders' debt.

         3.29    TRANSACTIONS WITH MANAGEMENT.  Except as set forth on Schedule
3.29 hereto, since January 1, 1998, there have been no transactions and there are no currently proposed transactions to which any of the Cannon Companies or any of theirs subsidiaries was or is to be a party in which the amount involved exceeds $5,000 and in which the Selling Shareholders or any director or officer or employee of any of the Cannon Companies or any of their respective relatives had or will have, a direct or indirect material interest in any such transactions. Schedule 3.29 contains a complete description of any such transaction, including the names of the parties involved and the amount of the transaction.

         3.30 DISCLOSURE. Neither this Agreement, nor any Schedule or other document furnished by or on behalf of the Selling Shareholders or the Cannon Companies in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance known to the Selling Shareholders which is likely to materially adversely affect the condition of the properties, assets and liabilities of the Cannon Companies which have not been set forth in this Agreement or the Schedules hereto.

         3.31 CERTAIN DEFAULTS. None of the Cannon Companies is in violation of its Articles of Incorporation or Bylaws, or in breach or default under any of the terms or provisions of any order, judgment or decree to which it or the Selling Shareholders is a party or by which any of them is bound, and there exists no condition or event which, after notice or lapse of time or both, would result in such violation or default.

         3.32 REBATES. The amount of manufacturer rebates due and owing to the Cannon Companies at February 1, 1998 are set forth on Schedule 3.32.

         3.33 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Neither the Cannon Companies nor the Selling Shareholders or any person acting on behalf of the Cannon Companies has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official, or any other person who is or may be in a position to help, hinder or assist the Cannon Companies or the person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits (other than entertainment expenses provided in the ordinary and normal course of business in accordance with applicable law) would individually or in the aggregate subject the Cannon Companies, or any officer, director, employee or agent of the Cannon Companies, to any fine, penalty, cost or expense or to any criminal sanctions. No such gift or benefit is required in connection with the operations of the Cannon Companies and their Business to avoid any penalty, cost, expense or material adverse change in the financial condition, results of operations, business or prospects of the Cannon Companies.

         3.34 BOOKS AND RECORDS. The books and records of the Cannon Companies maintained in connection with the Business (including, without limitation, (i) books and records relating to the purchase of inventory, personnel records and Taxes of the Cannon Companies, (ii) minute books of the Cannon Companies, and (iii) computer software and data in computer readable and human readable form used to maintain such books and records, together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions of the Cannon Companies in all material respects, and have in all material respects been maintained consistent with good business practice.

         3.35 AVAILABILITY OF DOCUMENTS. The Cannon Companies and Selling Shareholders have delivered or made available to Purchaser true, correct and complete copies of all documents listed in the Schedules to, or referenced in this Agreement, and all modifications and amendments thereto.

         3.36 DISTRIBUTIONS. Since January 1, 1998, no distributions or dividends have been paid to any shareholder other than distributions in an amount consistent with past practice prior to January 1, 1998.

             ARTICLE IV. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

         The Selling Shareholders severally represents and warrants as follows:

         4.1 SELLING SHAREHOLDERS; TITLE TO SHARES. The Selling Shareholders own all the outstanding shares of the Cannon Companies' capital stock, and the Selling Shareholders will at and immediately prior to the Closing own all such shares free and clear of all Liens and options of whatsoever nature.

         4.2 CAPACITY OF SELLING SHAREHOLDERS; BINDING OBLIGATION. Except as described on Schedule 3.2. each of the Selling Shareholders has all requisite power, authority and capacity to enter into and perform this Agreement and all other agreements and instruments entered into by the Selling Shareholders in connection herewith, and to perform the obligations required to be performed by him hereunder. This Agreement and all other agreements and instruments entered into by the Selling Shareholders in connection herewith have been duly executed and delivered by, and constitute the valid and legally binding obligations of the Selling Shareholders, enforceable against the Selling Shareholders in accordance with their respective terms.

         4.3 NONCOMPETITION. The Selling Shareholders do not have any direct or indirect interest in any corporation or business which competes with or conducts any business similar to the business of retail distribution of manufactured homes conducted by the Cannon Companies, except for the possible ownership of not more than five percent (5%) of the outstanding equity securities of any corporation whose shares are regularly traded on any stock exchange or in the over-the-counter market.

                   ARTICLE V.  REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser represents and warrants as follows:

         5.1 ORGANIZATION AND STANDING; CORPORATE POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite authority and power (corporate and other), licenses, authorizations, consents and approvals to carry on its business, to own, hold and operate its properties and assets, and to enter into this Agreement.

         5.2 AUTHORIZATION AND VALIDITY OF THIS AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement are within Purchaser's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board of Directors or shareholders of Purchaser or any other Person any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, do not and will not violate or contravene (i) any provision of law; (ii) any rule or regulation of any agency or government, domestic or foreign; (iii) any order, writ, judgment, injunction, decree, determination or award; or (iv) any provision of the Articles of Incorporation or Bylaws of Purchaser, do not and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or result in the termination of, or accelerate the performance required by (or give any party any right to terminate or accelerate upon notice or lapse of time or both), any indenture, license, franchise, loan or credit agreement, note, deed of trust, mortgage, security agreement or other agreement, lease or instrument, commitment or arrangement to which Purchaser is a party or by which Purchaser or any of its properties, assets or rights is bound or affected and do not and will not require the consent, approval or authorization of any other party to agreements, licenses, leases, sales orders, permits, franchises, rights and other obligations of the Purchaser.

         5.3 BINDING OBLIGATION. This Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

         5.4 NO BROKERS OR FINDERS. No person or entity has or will have, as a result of the transactions contemplated herein, any right or valid claim against the Cannon Companies or Purchaser for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

         5.5 DISCLOSURE. Neither this Agreement, nor any schedule or other document furnished by or on behalf of Purchaser in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance known to Purchaser which is likely to materially adversely affect the condition of the properties, assets and liabilities of Purchaser which have not been set forth in this Agreement or the Schedules hereto.

         5.6 REGISTRATION; INVESTMENT INTENT. Purchaser acknowledges that the Purchase Shares to be delivered to Purchaser pursuant to this Agreement have not and will not be registered under the Securities Act of 1933, as amended, nor any state securities laws, and represents and warrants that the Purchase Shares being acquired by Purchaser are being acquired for investment purposes only and not with a view to the re-offer or redistribution thereof.

         5.7 LIABILITIES. Except as and to the extent reflected or reserved against in Purchaser's balance sheet dated December 31, 1997 or as disclosed on Schedule 5.7 attached hereto, and except for contracts, commitments and liabilities incurred in the ordinary course of business and not required to be disclosed in any Schedule hereto, Purchaser, as of January 31, 1998, had no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, liabilities for Taxes in respect of or measured by the income of Purchaser through January 31, 1998 and Liabilities for Taxes (including sales taxes) arising out of any transaction of Purchaser entered into on or before such date or out of any set of facts existing on or before such date.

                             ARTICLE VI.  COVENANTS

         6.1 NONDISPARAGEMENT. For a period of five years from and after the date of this Agreement, none of the parties to this Agreement shall say, publish or cause to be published or do anything that casts any other party hereto in an unfavorable light, or disparage or injure any other party's goodwill, business reputation or relationship with existing or potential suppliers, vendors, customers, employees, contractors, investors or the financial community in general, or the good will or business reputation of such party.

         6.2 NONDISCLOSURE. Each of the Selling Shareholders acknowledges that during the course of his ownership of the Common Stock and his performance of services for the Cannon Companies, he acquired and in connection with his continued employment by the Cannon Companies or Purchaser, will acquire, confidential information with respect to the Cannon Companies' and Purchaser's business operations, including, by way of illustration, the Cannon Companies' and Purchaser's existing and contemplated product lines, trade secrets, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information and confidential information relating to the Cannon Companies' and Purchaser's business strategy (all of such information herein referenced to as the "Confidential Information"). Each Selling Shareholder agrees that the terms of this Agreement, including, without limitation, the consideration paid to Selling Shareholder hereunder, shall be treated as Confidential Information. To the extent the Selling Shareholder has revealed the terms of this Agreement to any Person (other than the attorney, accountant and tax preparer for the Cannon Companies and/or Selling Shareholders) prior to the date of execution of this Agreement, prior to the Closing, he shall cause such Persons to execute confidentiality agreements that are in the form supplied to him by Purchaser. Unless required by law, the Selling Shareholders shall not show or give a copy of this Agreement to any Person except the attorney, accountant and tax preparer for the Cannon Companies and/or Selling Shareholders. The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to Purchaser. The Selling Shareholders agree that except as required by law, he will not divulge to any person, directly or indirectly, any Confidential Information acquired by him. Notwithstanding the foregoing, the term "Confidential Information," does not include information which becomes generally available to the public other than as a result of a disclosure by any of the Selling Shareholders or their spouses, the Cannon Companies or any of their Affiliates.

         6.3 NONCOMPETITION AND NON-INTERFERENCE. (a) The Selling Shareholders agree for a period of five years from and after the date of the Closing (the "Noncompetition Term") that he or and his Affiliates will not directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person, firm, corporation, governmental or private entity, or any other entity of whatever kind, without the prior written consent of Purchaser (with the approval of its Board of Directors) which consent may be withheld by Purchaser in its sole discretion, compete with the Cannon Companies, Purchaser or its Affiliates, within any of the states in which Cannon Companies' retail sales centers exist on the date of this Agreement in the retail sale of new and pre-owned manufactured homes. Any such acts during the Noncompetition Term shall be considered breaches and violations of this Agreement. Additionally, during the Noncompetition Term, the Selling Shareholders shall not directly or indirectly request or advise any customer or supplier of Purchaser or the Cannon Companies to withdraw, curtail or cancel its business activities with Purchaser or the Cannon Companies or their Affiliates.

         (b) Prior to the expiration of the Noncompetition Term, the Selling Shareholders agree that he shall not attempt, on his own behalf or on behalf of any other person or entity, or cause any other person or entity, for any reason, whether directly or indirectly, to (i) solicit, interview, take away or hire, any person working for the Cannon Companies or Purchaser or their respective Affiliates or subsidiaries, or who has worked for the Cannon Companies, Purchaser or their Affiliates at any time within six months prior thereto; (ii) make known to any person or entity the names and addresses of any of the employees of the Cannon Companies or Purchaser or their Affiliates or any other information pertaining to them; or (iii) act as an advisor or consultant to any Person in connection with such Person's potential sale, negotiations or sale of assets, real property or stock to Purchaser or its Affiliates.

         (c) If, during any period within the Noncompetition Term, any Selling Shareholder is not in compliance with the terms of this Section 6.3, Purchaser shall be entitled to, among other remedies, compliance by such Selling Shareholder with the terms of Section 6.3(a) or (b), as applicable, for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term "Noncompetition Term" shall also include this additional period. Each of the Selling Shareholders hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 6.3 are reasonable and are no broader than are necessary to protect the legitimate business interests of Purchaser and the Cannon Companies. The Selling Shareholders also acknowledge that the provisions of Section 6.3 are fair in light of the consideration they are receiving from Purchaser under this Agreement.

         6.4 REFORMATION OF SECTION 6.3. The parties hereto agree and stipulate that the agreements and covenants not to compete and not to solicit employees contained in Section 6.3 are fair and reasonable in light of all of the facts and circumstances of the relationship between Purchaser and the Selling Shareholders and that without such agreements and covenants, Purchaser would not purchase the Purchase Shares; however, Purchaser and the Selling Shareholders are aware that in certain circumstances courts and arbitration panels have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Section 6.3, Purchaser and the Selling Shareholders agree that in the event a court should decline to enforce the provisions of Section 6.3, that Section 6.3 shall be deemed to be modified or reformed to restrict the Selling Shareholders' competition with Purchaser and the Cannon Companies, as applicable, or their respective Affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Section 6.3 be deemed to be more restrictive to the Selling Shareholders than those contained herein.

         6.5 INJUNCTIVE RELIEF. The parties hereto acknowledge that the breach of agreements contained herein, including, without limitation, the nondisclosure covenants specified in Section 6.2 and the noncompetition and nonsolicitation covenants specified in Section 6.3, will give rise to irreparable injury to the other parties hereto, inadequately compensable in damages. Accordingly, the other parties hereto shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available to Purchaser against the individual who breached this Agreement. Each of the parties hereto agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent it or him from earning a reasonable livelihood or otherwise remaining in business. Each of the parties hereto further acknowledges and agrees that the covenants contained herein are necessary for the protection of the other parties' legitimate business interests and are reasonable in scope and content.

         6.6 FURTHER ASSURANCES. Each of the Selling Shareholders shall, at any time and from time to time after the Closing, upon request of Purchaser and without further cost or expense to Purchaser, execute and deliver such instruments of conveyance and assignment and shall take such action as Purchaser may reasonably request to more effectively transfer to and vest in Purchaser, and to put Purchaser in possession of, any and all of the Purchase Shares, or otherwise carry out the transactions contemplated by this Agreement.

         6.7 CORPORATE ACTION AND CONSENTS OF PURCHASER. Purchaser will take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals, including approvals of any regulatory authority, required to be obtained by the Purchaser to enable it to carry out the transactions contemplated by this Agreement.

         6.8 EFFORTS TO FULFILL CONDITIONS OF PURCHASER. Purchaser agrees at all times to use commercially reasonable efforts to insure that all conditions precedent to the obligations of the Purchaser hereunder are fulfilled at or prior to the Closing.

         6.9 REPRESENTATIONS, WARRANTIES AND CONDITIONS OF PURCHASER PRIOR TO CLOSING. Purchaser shall use its best efforts to cause its representations and warranties contained in this Agreement or in any Schedule attached hereto to be true and correct on and as of the Closing Date in all material respects. Prior to the Closing, Purchaser shall promptly notify the Cannon Companies and the Selling Shareholders in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if Purchaser fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that the Purchaser will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

         6.10 COOPERATION OF PURCHASER. Purchaser will cooperate with the Cannon Companies and the Selling Shareholders in supplying such information as may be reasonably requested by the Cannon Companies or the Selling Shareholders in connection with obtaining consents and approvals to the transactions contemplated by this Agreement.

         6.11 CORPORATE ACTION AND CONSENTS OF THE CANNON COMPANIES. The Selling Shareholders shall cause the Cannon Companies to take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals, including approvals of any regulatory authority, required to be obtained by the Cannon Companies to enable it to carry out the transactions contemplated by this Agreement.

         6.12 EFFORTS TO FULFILL CONDITIONS OF THE CANNON COMPANIES. The Cannon Companies and the Selling Shareholders agree at all times to use commercially reasonable efforts to ensure that all conditions precedent to the obligations of the Cannon Companies and the Selling Shareholders hereunder are fulfilled at or prior to the Closing.

         6.13 REPRESENTATIONS, WARRANTIES AND CONDITIONS OF THE SELLING SHAREHOLDERS PRIOR TO CLOSING. The Selling Shareholders shall use their best efforts to cause the representations and warranties of the Selling Shareholders contained in this Agreement or in any Schedule attached hereto to be true and correct on and as of the Closing Date in all material respects. Prior to the Closing, the Selling Shareholders shall promptly notify Purchaser (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the Selling Shareholders or the Cannon Companies fail to perform or comply with any of their respective covenants or agreements contained in this Agreement or it is reasonably expected that the Selling Shareholders or the Cannon Companies will be unable to perform or comply with any of their respective covenants or agreements contained in this Agreement.

         6.14 COOPERATION OF THE CANNON COMPANIES AND THE SELLING SHAREHOLDERS. The Cannon Companies and the Selling Shareholders will cooperate with Purchaser in supplying such information as may be reasonably requested by Purchaser in connection with obtaining consents and approvals to the transactions contemplated by this Agreement.

         6.15 ACCESS TO INFORMATION. From and after the execution and delivery of this Agreement and until the Closing Date, the Selling Shareholders and the Cannon Companies will give representatives of the Purchaser full access, during normal business hours and upon reasonable notice, to the (a) facilities where the Cannon Companies conduct Business, which shall include, without limitation, the right to conduct at Purchaser's expense such environmental sampling or testing as Purchaser or its representatives deem to be reasonably necessary; and (b) books, records, agreements and other documents of the Cannon Companies relating directly to the Business, and furnish such representatives with such other information relating directly to the Cannon Companies as the Purchaser may reasonably request.

         6.16 BUSINESS. Until the Closing, the Selling Shareholders shall operate the Cannon Companies only in the ordinary course and not introduce any materially new method of management or operation to the Cannon Companies. Without limiting the foregoing, the Selling Shareholders shall not, unless contemplated by this Agreement, including the Schedules, or approved by Purchaser, take any action to and shall prevent the Cannon Companies from taking any action, other than in the ordinary course of business, to:

         (a) change in any material respect the manner, scope or operation of the Cannon Companies as they have historically been conducted;

         (b) except for sales of inventory in the ordinary course of business, sell or commit to sell any properties or assets of the Cannon Companies having a net book value (as reflected in the financial statements) or a fair market value of more than $5,000 in a single transaction or series of related transactions;

         (c) sell, assign, license or dispose of any intellectual property rights;

         (d) enter into any material contract, agreement, commitment or transaction;

         (e) default in the performance of any term or condition of any material contract, agreement, certificate, license or permit of the Cannon Companies;

         (f) incur any material indebtedness or incur or pay indebtedness secured by mortgages or other Liens upon any of the assets or properties of the Cannon Companies;

         (g) declare or pay any dividend or distribution on the outstanding securities of the Cannon Companies other than distributions which are in an amount consistent with past practice prior to January 1, 1998;

         (h) enter into any agreements, take any action or engage in any activity outside of the ordinary course of business or inconsistent with the transactions contemplated by this Agreement;

         (i) amend the Articles of Incorporation or Bylaws of the Cannon Companies;

         (j) enter into any complete or partial voluntary liquidation, dissolution or winding up of the affairs of the Cannon Companies;

         (k) redeem, purchase, retire or otherwise acquire for value, directly or indirectly, any capital stock or other securities of the Cannon Companies;

         (l) enter into any transactions with any officers, directors or Selling Shareholders of the Cannon Companies; or

         (m) hire any relative of any officer, director or stockholder of the Cannon Companies.

         6.17 AFFIRMATIVE ACTIONS. Prior to the Closing, the Selling Shareholders shall and shall cause the Cannon Companies to:

         (a) maintain in full force and effect, in accordance with past custom and practice, the existence and effectiveness of all insurance policies relating to the Cannon Companies;

         (b) use commercially reasonable efforts to maintain good relations with the suppliers, customers, landlords and employees of the Cannon Companies;

         (c) promptly pay, prior to delinquency, any and all Taxes and other obligations which become due and payable with respect to the ownership of the Cannon Companies' properties or the operation of the Business on or prior to the Closing; and

         (d) do all things reasonably necessary to keep in full force and effect the legal existence of the Cannon Companies and keep in full force and effect all material rights, licenses and franchises relating to the Business.

         6.18 MATERIAL CHANGE. Prior to the Closing, the Selling Shareholders shall promptly inform Purchaser in writing of any change, condition or event that has or could have a Material Adverse Effect. Notwithstanding the disclosure to Purchaser of any such Material Adverse Effect, the Selling Shareholders shall not be relieved of any Liability for, nor shall the providing of such information by the Selling Shareholders to Purchaser be deemed a waiver by Purchaser of the breach of any representation or warranty of the Selling Shareholders contained in this Agreement.

         6.19 EMPLOYEE COMPENSATION. Except as otherwise set forth in this Agreement (including the Schedules), prior to the Closing, except with Purchaser's prior written consent, the Cannon Companies shall not make or agree to make any increase in the compensation or rate of compensation payable or to become payable to the directors, officers or employees of any the Cannon Companies, and will not pay, agree to pay or set aside any bonus, profit sharing, retirement, insurance, death, severance, fringe benefit or other extraordinary or indirect compensation to, for or on behalf of any of such directors, officers or employees other than as required by presently existing pension, profit sharing, bonus and similar benefit plans or policies as presently constituted, and no agreement, policy or plan other than those now in effect shall be adopted or committed for by the Cannon Companies.

         6.20 COMPLIANCE WITH LAWS. The Selling Shareholders shall, and shall cause the Cannon Companies to, prior to the Closing, comply with all applicable laws, rules and regulations of all governmental authorities applicable to them.

         6.21    REGISTRATION OF SHARES.   On or before 30 days from the date
of the Closing, Purchaser shall file with the Securities and Exchange Commission a registration statement to register the shares of Purchaser's Common Stock being issued to the Selling Shareholders hereunder.

         6.22 APPOINTMENT OF DIRECTOR. On the Closing Date or as soon as practicable thereafter, T. Cannon shall be appointed as a director of Purchaser.

         6.23 DELIVERY OF SCHEDULES. Within 14 days of the date of execution of this Agreement, the Cannon Companies and the Selling Shareholders shall deliver to Purchaser the Schedules required by this Agreement and updated Schedules shall be delivered to Purchaser at least five business days prior to the Closing Date.

         6.24 LEASES. On or prior to the Closing Date, the Selling Shareholders and the Cannon Companies shall have caused all real property leases of the Cannon Companies to be assigned to Purchaser on terms and conditions acceptable to Purchaser in its reasonable discretion.

         6.25 OTHER OFFERS. Until the Closing or the termination of this Agreement by Purchaser, the Cannon Companies, the Selling Shareholders and their Affiliates and spouses shall not solicit or respond to any offer from any Person for the issuance of equity or convertible debt securities of any or all of the Cannon Companies or any offers for all or substantially all of the assets or stock of any or all of the Cannon Companies or rights or options to acquire securities or assets of any or all of the Cannon Companies or the Selling Shareholders or their Affiliates or spouses. If any or all of the Cannon Companies, the Selling Shareholders or their Affiliates or spouses violate this Section 6.25, or if the Cannon Companies or the Selling Shareholders or any of them intentionally or in a grossly negligent or reckless manner fail to satisfy the conditions set forth in Article VII of this Agreement, Purchaser shall have the right to terminate this Agreement and in the event of such termination, Seller shall pay to Purchaser, as liquidated damages and not as a penalty or forfeiture, the sum of $1,000,000.

         6.26 VIP PROGRAM. After the Closing Date, the Cannon Companies shall participate in the most favorable VIP program available to Purchaser's retailers.

                   ARTICLE VII.  CONDITIONS PRECEDENT TO THE
                            OBLIGATIONS OF PURCHASER

         The obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Selling Shareholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date.

         7.2 THIRD PARTY APPROVALS. All third party consents, permits and other approvals which are necessary to consummate the transaction contemplated hereby and to enable Purchaser to operate the Business as such Business was operated as of the date hereof, shall have been received.

         7.3 CORPORATE AUTHORIZATION. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by the Cannon Companies shall have been duly taken prior to the Closing.

         7.4 PERFORMANCE OF COVENANTS. Each of the Cannon Companies and the Selling Shareholders shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing Date.

         7.5 ABSENCE OF MATERIAL ADVERSE CHANGE. Since January 31, 1998, there shall have been no material adverse change in the business, assets, condition (financial or otherwise), operating results, employee relations, customer or supplier relations (other than suppliers that terminate their relationship with the Cannon Companies because of the transactions contemplated hereunder) or business prospects of the Cannon Companies or the Business, and there shall have been no material casualty loss or damage to the assets of the Business whether or not covered by insurance.

         7.6 ABSENCE OF LITIGATION. As of the Closing Date, there shall not be (a) any injunction, writ or temporary restraining order or any other order of any nature issued by a court or governmental authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided; or (b) any action, suit or proceeding pending or threatened before any governmental authority with respect to the transactions contemplated by this Agreement.

         7.7 CERTIFICATE. The Selling Shareholders shall have delivered to Purchaser a certificate to the effect that each of the conditions precedent in this Article VII shall have been satisfied.

         7.8 DUE DILIGENCE. Prior to the Closing Date, Schedules to this Agreement shall have been delivered to Purchaser in accordance with Section
6.23 and such Schedules shall be in form and substance reasonably acceptable to the Purchaser. Purchaser shall have completed its due diligence review of the Cannon Companies and not discovered any fact which could have a Material Adverse Effect on the Cannon Companies.

                   ARTICLE VIII.  CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE SELLING SHAREHOLDERS

         The obligations of the Selling Shareholders under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser contained herein shall be true on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         8.2 CORPORATE AUTHORIZATION. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Purchaser shall have been duly taken prior to the Closing.

         8.3 THIRD PARTY APPROVALS. All third party consents, permits and other approvals, including approvals of any governmental authority which are necessary to consummate the transaction contemplated hereby shall have been received.

         8.4 ABSENCE OF LITIGATION. As of the Closing Date, there shall not be (a) any injunction, writ or temporary restraining order or any other order of any nature issued by a court or governmental authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided; or (b) any action, suit or proceeding pending or threatened before any governmental authority with respect to the transactions contemplated by this Agreement.

         8.5 CERTIFICATE. Purchaser shall have delivered to the Selling Shareholders a certificate to the effect that each of the conditions precedent in this Article VIII shall have been satisfied.

         8.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1997, there shall have been no material adverse change in the business, assets, condition (financial or otherwise), operating results, employee relations, customer or supplier relations or business prospects of Purchaser, and there shall have been no material casualty loss or damage to the assets of Purchaser whether or not covered by insurance. Notwithstanding the foregoing, a material adverse change in the Purchaser shall not be deemed to have occurred solely based upon any decrease in the trading price of the Purchaser's Common Stock.

                    ARTICLE IX.  INDEMNIFICATION AND RELEASE

         9.1 INDEMNIFICATION FOR BREACHES. Each of the parties hereto (hereafter, the "Indemnifying Party") will severally (in the same percentage as the Purchase Price allocation set forth on Schedule 2.2 hereto) indemnify and hold harmless the other party and its respective representatives, successors and assigns, and any officer, director, agent or employee of any such person or entity (hereafter, the "Indemnified Parties"), from and against any damages, loss, cost, expense, obligation, claim or Liability, including reasonable attorneys' fees and reasonable third party expense of investigating (if the investigation relates to a matter that is or becomes a claim, suit, litigation or proceeding or relates to an investigation by a governmental body), defending or prosecuting litigation (collectively, the "Damages") suffered by the Indemnified Parties, arising from or by reason of the breach by or any material inaccuracy of any warranty, representation or covenant to this Agreement made by the Indemnifying Party.

         9.2 INDEMNIFICATION RELATING TO THE ASSETS. The Selling Shareholders, severally (in the same percentage as described in Section 9.1), will indemnify Purchaser for any Damages arising out of: (i) the operation of the Business or the sales of their assets (including inventory) prior to the Closing Date; (ii) the sale and transfer of the Purchase Shares to Purchaser, and further agree, jointly and severally, to indemnify Purchaser for any and all Damages relating or attaching to the Assets; (iii) any Environmental Claim asserted against Purchaser or for which Purchaser otherwise becomes liable or must investigate, or any actual or threatened violation of or non-compliance with, or Remediation obligation arising under, any Environmental Laws arising from any event, condition, circumstance, activity, practice, incident, action or plan relating in any way to the assets, Business of the Cannon Companies or the Cannon Companies (including, without limitation, the ownership, operation or use of the assets and/or the conduct of the Business of the Cannon Companies) which arose prior to the Closing Date; the presence of any Materials of Environmental Concern (other than in compliance with Environmental Laws) on, in, under or affecting all or any portion of any property on which the Cannon Companies have conducted business and/or the assets, and any release or threatened release with respect to Materials of Environmental Concern; and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Materials of Environmental Concern, regardless of location; and
(iv) any employee or former employee claim, the basis of which arose prior to the Closing Date.

         9.3 EFFECT OF NEGLIGENCE. It is the expressed intention and agreement of the Cannon Companies, the Selling Shareholders and Purchaser that all indemnity and hold harmless obligations and liabilities assumed by the Selling Shareholders and Purchaser in this Article IX, be without regard to the negligence of any of the Purchaser indemnitees or the Selling Shareholder indemnities or the cause thereof, including, but not limited to, the Purchaser indemnitees' or the Selling Shareholder indemnitees' own negligence, as the case may be, whether the Purchaser indemnitees' or the Selling Shareholder indemnitees' negligence be sole, contributory, joint or concurrent, active or passive.

         9.4 NOTIFICATION. If any action or claim shall be brought or asserted against an Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing (but the omission to notify the Indemnifying Party shall not release such person from any Liability which it may have to the Indemnified Party, except to the extent that such failure materially prejudices the rights of the Indemnifying Party). The Indemnified Party shall have the right to retain control of any such action or claim; provided, however, counsel for the Indemnified Party must be reasonably acceptable to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent, but if any such action is settled with the Indemnifying Party's written consent, or if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any loss or Liability by reason of such settlement or judgment.

         9.5 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES. All representations, warranties, covenants and agreements made by the parties hereto in this Agreement or in the documents and instruments delivered pursuant hereto or in connection herewith shall survive the Closing, the delivery of any instrument of conveyance, and the dissolution or other reorganization or merger of the Cannon Companies and shall remain effective and enforceable for a period of two years from the Closing Date . Any claim for indemnification asserted in writing before the expiration of the survival period shall survive until resolved or determined by arbitration or barred by the applicable statute of limitations.

         9.6 PAYMENT OF DAMAGES. Any Damages for which an Indemnified Party is entitled to indemnification under this Article IX shall be paid by the Indemnifying Party to the Indemnified Party as such Damages are incurred.

         9.7 COOPERATION. In any event involving a claim of any third party, the Indemnified Party and the Indemnifying Party shall cooperate fully with each other in the defense of any such claim under this Article IX.
Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentation or other evidence as is then in its possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim.

         9.8 DE MINIMIS AND MAXIMUM AMOUNT. Notwithstanding anything in this Article IX to the contrary, the Selling Shareholders shall not be required to indemnify Purchaser pursuant to Article IX unless and until the aggregate net amount of all the Damages equal or exceed $50,000, at which time the Selling Shareholders shall be obligated to indemnify Purchaser with respect to the aggregate net amount of all such damages which exceed $50,000. Further, in no event will the Selling Shareholders be required to indemnify Purchaser pursuant to this Article IX in an aggregate net amount in excess of $5,000,000.

                           ARTICLE X.  MISCELLANEOUS

         10.1 EXPENSES. Each of the parties hereto (including the Selling Shareholders individually) shall pay the fees and expenses of its own counsel, accountants or other experts, and all expenses incurred by such party incident to the negotiation, preparation, execution, consummation and performance of this Agreement and the transactions contemplated hereby.

         10.2 NOTICES. Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after the mailing is sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

                 (a)       If to the Cannon Companies or the Selling
                           Shareholders:

                           c/o Thomas G. Cannon
                           430 Lovena Circle, Suite 100
                           Marietta, Georgia 30067
                           Fax:  (770) 514-6487

                 (b)       If to Purchaser:

                           Palm Harbor Homes, Inc.
                           15301 Dallas Parkway, Suite 800
                           Dallas, Texas 75248
                           Attn:  President
                           Fax: (972) 991-5949

         10.3 WAIVER. No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by an officer of each party hereto, and then such waiver or consent shall be effective only in a specific instance and for the specific purpose for which given. No failure on the part of a party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         10.4 PRIOR AGREEMENTS SUPERSEDED. Except as otherwise provided in this Agreement or the agreements with employees referenced in Section 2.4(b), this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements and understandings with respect to the matters covered hereby.

         10.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         10.6 GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

         10.7 HEADINGS, GENDER, ETC.. The headings used in this Agreement have been inserted for convenience only and do not constitute matters to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender; (b) words using the singular or plural number shall also include the plural or singular number, respectively; and (c) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words shall refer to this entire Agreement.

         10.8 ATTORNEYS' FEES. The prevailing party in any legal or arbitration proceedings brought by or against the other party to enforce any provision of this Agreement shall be entitled to recover against the non-prevailing party the reasonable attorneys' fees, court costs and other expenses incurred by the prevailing party.

         10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.10 ARBITRATION. In the event of a dispute hereunder which cannot be resolved by the parties, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitration panel may be entered in any court or tribunal of competent jurisdiction. The parties agree that no member of the arbitration panel shall be a competitor of either Purchaser or the Cannon Companies and that all arbitration occurring under this
Section 10.10 shall be held in Dallas, Texas.

         10.11 SEVERABILITY AND REFORMATION. Subject to the reformation provision in Section 6.4, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 10.11.

         10.12 THIRD PARTIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Cannon Companies Purchaser and the Selling Shareholders (or their successors, heirs, representatives and permitted assigns) any rights or remedies under or by reason of this Agreement.

         10.13 ANNOUNCEMENTS. The parties hereto agree that all public announcements relating to the transaction contemplated by this Agreement will be made solely by Purchaser; provided that Purchaser shall give T. Cannon at least one day's advance notice of any such announcement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                       PALM HARBOR HOMES, INC.


                                       /s/ Lee Posey
                                       ---------------------------------------
                                       Lee Posey, Chairman of the Board

                                        CANNON MANUFACTURED HOUSING
                                        GROUP, INC.


                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon, President


                                        CANNON MOBILE HOMES, INC.


                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon, President


                                        PLEASANT VALLEY MOBILE HOMES, INC.


                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon, President


                                        COUNTRYSIDE MOBILE HOMES, INC.


                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon, President


                                        CUMBERLAND HOMES, INC.


                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon, President


                                        ALL STAR MOBILE HOMES, INC.


                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon, President

                                        FIRST HOME MORTGAGE CORPORATION



                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon, President


                                        SELLING SHAREHOLDERS




                                        /s/ Thomas G. Cannon
                                        -------------------------------------
                                        Thomas G. Cannon


                                        /s/ Dale F. Cannon
                                        -------------------------------------
                                        Dale F. Cannon


                                        /s/ Jack H. Coffey
                                        -------------------------------------
                                        Jack H. Coffey


                                        /s/ John G. Blake
                                        -------------------------------------
                                        John G. Blake


                                         /s/ Todd R. Cannon
                                        -------------------------------------
                                        Todd R. Cannon


                                        Estate of Grover R. Cannon




                                        By:  /s/ Alice L. Cannon
                                           ----------------------------------
                                        Title:  Co-Executor
                                              -------------------------------

         The undersigned spouses have joined in this Agreement for the sole purpose of subjecting to the provisions of this Agreement any community property interest in the Cannon Companies Common Stock that such spouse may own.


                                        /s/ MARTHA P. COFFEY
                                        -------------------------------------


                                        /s/ WANDA A. CANNON
                                        -------------------------------------


                                        /s/ PEGGY T. CANNON
                                        -------------------------------------


                                        /s/ DELANA D. BLAKE
                                        -------------------------------------


                                        /s/ VIRGINIA G. CANNON
                                        -------------------------------------